EXHIBIT 3.2



                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


                                MEDINA COPY, INC.


       Pursuant to the provisions of section 78,390, Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted:

Article I is hereby amended to read as follows:

       The name of this corporation is Medina Coffee, Inc.

SECOND:         There is no change in the capital of the corporation.

THIRD:          This amendment was adopted on October 5, 1999.

FOURTH: The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is one hundred (100); that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Signed this 5th day of October, 1999.

/s/ Harry Miller
Harry Miller
PRESIDENT/SECRETARY
                                            Prepared by:     Indira L. Nadarajan
                                                                Articled Student
                                                         Venture Law Corporation
                                                   #618-688 West Hastings Street
                                                           Vancouver, BC V6B 1P1